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Kirkpatrick & Lockhart Nicholson Graham LLP            1601 K Street, N.W.
                                                       Washington, DC 20006-1600
                                                       202.778.9000
                                                       Fax 202.778.9100
                                                       www.klng.com


                              September 14, 2006


Legg Mason Investment Trust, Inc.
100 Light Street
Baltimore, MD 21202



Ladies and Gentlemen:

      We have acted as counsel to Legg Mason Investment Trust, Inc., a Maryland corporation (the "Corporation"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 14 to the Corporation's Registration Statement on Form N-1A (File Nos. 333-88715 and 811-09613) (the "Post-Effective Amendment"), registering an indefinite number of Class R shares of capital stock of Legg Mason Opportunity Trust, a series of the Corporation, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Corporation's Articles of Incorporation, as amended (the "Charter"), and Bylaws, and the corporate action of the Corporation that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Corporation. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares will not exceed the number of such Shares authorized to be issued under the Charter. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and

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Legg Mason Investment Trust, Inc.
September 14, 2006
Page 2



      2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                    Very truly yours,


                                /s/ Kirkpatrick & Lockhart Nicholson Graham LLP
                                -----------------------------------------------
                                    Kirkpatrick & Lockhart Nicholson Graham LLP